Global

Boat Works

OPERATING / Subscription AGREEMENT

May 11, 2015

This Operating Agreement shall serve as the outline of duties and the capital share structure by and between Robert J. Rowe (Bob) and Michael Silveri (Mike).

Bob will handle the majority of the duties for the company such as the administrative, marketing, sales, bookkeeping, and corporate governance and records.

Mike shall handle the building of the barges at the beginning. As the company matures and Mike becomes more involved in Global Boatworks he will take on additional responsibilities.

Bob and Mike shall have access to all books and records of the company.

Global Boatworks has received investments of $100,000 and has expended a portion of the monies for the sole purpose of becoming a publicly traded company.

Bob contributed the vessel "Miss Leah" as an asset of Global Boatworks. Bob's contribution will serve as both an income producing asset and as a proof of concept for the company's Business Plan. It also gives the company an asset which has a certified marine appraisal estimated at a value of $500,000.

Mike Silveri shall contribute $250,000 in the form of cash or cash equivalents such as payments for the steel, materials, and labor for the building of the barges with all paid invoices to be submitted to Global Boatworks.

Mike shall be issued shares for his contribution at a ratio of $5,000 equals 30,000 shares. $250,000 equals 1,500,000 shares. Mike shall have the option to purchase up to 1,500,000 shares at anytime before ~~August 1, 2016~~. November 1, 2015. Mike has put in $5,000 to date.

Both Bob and Mike will work together and put forth their best efforts to make Global Boatworks a profitable, publicly traded company.

RJR

Robert J. Rowe

Michael Silveri

2637 E Atlantic Blvd #134
Pompano Beach, FL 33062
www.globalboatworks.global

globalboatworks1234@gmail.com
(954) 934-9400